Exhibit 99.1
UniFirst Announces the Closing of Its Secondary Stock Offering
WILMINGTON, Mass.—(BUSINESS WIRE)—July 25, 2006—UniFirst Corporation (NYSE: UNF) announced today the selling stockholders completed the sale of 4,600,000 shares of common stock. All of the shares to be sold in the offering are currently owned by certain members of the Croatti family. The Company will not be selling any shares in the offering and will not receive any proceeds from the sale of the shares by the selling stockholders.
J.P. Morgan Securities Inc. acted as sole book-running manager for the offering, Robert W. Baird & Co. Incorporated, as joint lead manager, and William Blair & Company, L.L.C. and Barrington Research Associates, Inc. acted as co-managers.
This secondary offering has been made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on May 22, 2006. A prospectus supplement and the accompanying prospectus related to the offering have been filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and the accompanying prospectus are available from:
JPMorgan
National Statement Processing
Prospectus Library
4 Chase Metrotech Center
CS Level
Brooklyn, NY 11245
Tel: 718-242-8002
Fax: 718-242-1350
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful. Offers to sell shares of the Company’s Common Stock has been made only by means of a prospectus supplement and the accompanying prospectus.
This press release contains “forward-looking statements” within the meaning of federal securities law. The forward-looking statement in this press release is subject to numerous risks and uncertainties, including the risk the offering may not be completed as described herein, or at all.
About UniFirst:
UniFirst is one of the largest providers of workplace uniforms and protective work wear in North America. The Company serves approximately 190,000 customer locations in 46 states, Canada and Europe from 189 customer service, distribution and manufacturing facilities.
CONTACT: UniFirst Corporation
John B. Bartlett, 978-658-8888
jbartlett@unifirst.com

SOURCE: UniFirst Corporation